Exhibit 99.1

Banc of California, Inc. Reports First Quarter 2024 Financial Results with Improved Profitability and Strengthened Balance Sheet

Company Release - 4/23/2024

LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California”), the parent company of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the first quarter ended March 31, 2024. The Company recorded net earnings available to common and equivalent stockholders of $28.2 million, or $0.17 per diluted common share, for the first quarter of 2024. On an adjusted basis, excluding the FDIC special assessment accrued for the first quarter, net earnings available to common and equivalent stockholders was $31.7 million, or $0.19 per diluted common share(1). This compares to a net loss of $492.9 million, or a loss of $4.55 per diluted common share, for the fourth quarter of 2023. The fourth quarter of 2023 included pre-tax amounts of $442.4 million of losses on security sales relating to our balance sheet repositioning strategy, merger costs of $111.8 million, and an FDIC special assessment of $32.7 million.

First quarter highlights include:

•	Net interest income increased by $88.1 million, or 58%, in the first quarter to $239.1 million, reflecting the benefits of our balance sheet repositioning which continued into the first quarter.

•	Net interest margin of 2.78%, an increase of 109 basis points from 1.69% in the fourth quarter.

•	The average total cost of deposits decreased by 28 basis points to 2.66% for the first quarter compared to 2.94% in the fourth quarter.

•
Improved overall deposit mix, with noninterest-bearing deposits increasing over $59 million in the first quarter and the noninterest-bearing percentage of total deposits increasing from 26% at December 31, 2023 to 27% at March 31, 2024.

•	Noninterest expenses declined by over $41 million to $210.5 million (excluding merger costs).

•
High liquidity levels, with available on-balance sheet liquidity and unused borrowing capacity of $16.8 billion at March 31, 2024, which was 2.4 times greater than uninsured and uncollateralized deposits.

•	Allowance for credit losses of 1.26% at March 31, 2024, up from 1.22% at December 31, 2023, after a first quarter provision for credit losses of $10.0 million.

•	Net charge-offs of $1.2 million, or 2 basis points of average loans and leases.

•
Strong capital ratios well above the regulatory thresholds for "well capitalized" banks at March 31, 2024, including an estimated 16.43% Total risk-based capital ratio, 12.41% Tier 1 capital ratio, 10.12% CET1 capital ratio, and 9.14% Tier 1 leverage ratio.

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•	Book value per share increased to $17.18 and tangible book value per share(1) increased to $15.07.

(1)	Non-GAAP measure; refer to section 'Non-GAAP Measures'

Jared Wolff, President & CEO of Banc of California, commented, “Our first full quarter results as a combined company reflect strong execution on the key initiatives that will lead to achieving the profitability targets we set for the fourth quarter of 2024. We began to realize the benefits of the balance sheet repositioning following the closing of the merger and generated a significantly higher level of net interest income and significantly lower operating expenses. Our deposit gathering engine generated an increase in noninterest-bearing deposits during the first quarter, which contributed to a lower average cost of deposits and the expansion in our net interest margin.”

Mr. Wolff continued, “We are positioned with a strong balance sheet that has good levels of capital, liquidity, and loan loss reserves, and a stable loan portfolio. While remaining disciplined and conservative in new loan originations, core loans grew 4% annualized in the quarter, offset by runoff in our discontinued portfolio.  We are benefitting from our market position, seeing good opportunities to bring over new banking relationships that provide both operating deposit accounts and high-quality loans. We remain on track with our initiatives to reduce both interest expense and operating expenses and expect to make steady progress as we move through the year toward our stated profitability targets.”

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INCOME STATEMENT HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
Summary Income Statement	2024	2023	2023
	(In thousands)
Total interest income	$488,750	$467,240	$517,788
Total interest expense	249,602	316,189	238,516
Net interest income	239,148	151,051	279,272
Provision for credit losses	10,000	47,000	3,000
(Loss) gain on sale of loans	(448)	(3,526)	2,962
Loss on sale of securities	-	(442,413)	-
Other noninterest income	34,264	45,537	33,429
Total noninterest income (loss)	33,816	(400,402)	36,391
Total revenue	272,964	(249,351)	315,663
Goodwill impairment	-	-	1,376,736
Acquisition, integration and reorganization costs	-	111,800	8,514
Other noninterest expense	210,518	251,838	187,753
Total noninterest expense	210,518	363,638	1,573,003
Earnings (loss) before income taxes	52,446	(659,989)	(1,260,340)
Income tax expense (benefit)	14,310	(177,034)	(64,916)
Net earnings (loss)	38,136	(482,955)	(1,195,424)
Preferred stock dividends	9,947	9,947	9,947
Net earnings (loss) available to common and equivalent stockholders	$28,189	$(492,902)	$(1,205,371)

Net Interest Income

Q1-2024 vs Q4-2023

Net interest income increased by $88.1 million, or 58.3%, to $239.1 million for the first quarter from $151.1 million for the fourth quarter due to lower borrowing balances and costs, higher asset yields that were driven by changes in the interest-earning asset mix, and lower deposit costs.

Average interest-earning assets decreased by $809.5 million to $34.6 billion for the first quarter due to the full quarter impact of our fourth quarter securities sales and lower cash balances, which were used to pay down higher-cost funding sources. The overall decline in average interest-earning assets was offset partially by the increase in average loans and leases during the first quarter due mostly to the full quarter impact of legacy Banc of California loans acquired in the fourth quarter. The net interest margin increased by 109 basis points to 2.78% for the first quarter compared to 1.69% for the fourth quarter due to the average yield on interest-earning assets increasing by 45 basis points, while the average total cost of funds decreased by 66 basis points, which was positively impacted by an increase in average noninterest-bearing deposits.

The average yield on interest-earning assets increased by 45 basis points to 5.68% for the first quarter from 5.23% in the fourth quarter due mainly to the change in the interest-earning asset mix. This was driven by the increase in the balance of average loans and leases as a percentage of average interest-earning assets to 74% for the first quarter from 67% for the fourth quarter, the decrease in the balance of average investment securities as a percentage of average interest-earning assets to 14% for the first quarter from 17% for the fourth quarter, and the decrease in the balance of average deposits in financial institutions as a percentage of average interest-earning assets to 13% for the first quarter from 16% for the fourth quarter.

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The average yield on loans and leases increased by 41 basis points to 6.23% for the first quarter from 5.82% for the fourth quarter as a result of higher discount accretion income and changes in portfolio mix and a full quarter benefit from the acquired loans and leases.

The average total cost of funds decreased by 66 basis points to 3.02% for the first quarter from 3.68% in the fourth quarter due mainly to decreases in higher-cost borrowings and interest-bearing deposits combined with an increase in average noninterest-bearing deposits. The average cost of interest-bearing liabilities decreased by 59 basis points to 3.92% for the first quarter from 4.51% in the fourth quarter. The average total cost of deposits decreased by 28 basis points to 2.66% for the first quarter compared to 2.94% in the fourth quarter. Average noninterest-bearing deposits increased by $1.4 billion for the first quarter compared to the fourth quarter and average total deposits increased by $1.5 billion.

Provision For Credit Losses

Q1-2024 vs Q4-2023

The provision for credit losses was $10.0 million for the first quarter. The first quarter provision was driven by an increase in qualitative reserves related to loans secured by office properties and an increase in quantitative reserves due to an increase in nonaccrual and classified loans and leases. The provision for credit losses was $47.0 million for the fourth quarter and included an initial provision of $22.2 million for acquired legacy Banc of California non-PCD loans. Outside this initial provision, the fourth quarter’s expense was driven by $13.2 million of net charge-offs and a need for increased quantitative reserves resulting from revising the economic forecast to reflect a 60% probability weighting on recessionary scenarios and updating expected prepayment speeds based on a high interest rate environment.

Noninterest Income

Q1-2024 vs Q4-2023

Noninterest income increased by $434.2 million to $33.8 million for the first quarter due almost entirely to a decrease in the loss on sale of securities of $442.4 million. As part of our balance sheet repositioning strategy, we sold $2.7 billion of legacy PacWest available-for-sale securities in the fourth quarter resulting in losses of $442.4 million. There were no securities sales in the first quarter of 2024.

Noninterest Expense

Q1-2024 vs Q4-2023

Noninterest expense decreased by $153.1 million to $210.5 million for the first quarter due mainly to fourth quarter acquisition, integration and reorganization costs of $111.8 million related to our merger with PacWest and a decrease in insurance and assessments expense of $39.6 million, which includes $32.7 million for the FDIC special assessment for the fourth quarter.

Income Taxes

Q1-2024 vs Q4-2023

Income tax expense of $14.3 million was recorded for the first quarter resulting in an effective tax rate of 27.3% compared to a benefit of $177.0 million for the fourth quarter and an effective tax rate of 26.8%.

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BALANCE SHEET HIGHLIGHTS

	March 31,	December 31,	March 31,	Increase (Decrease)
Selected Balance Sheet Items	2024	2023	2023	CQ vs PQ	CQ vs PYQ
	(In thousands)
Cash and cash equivalents	$3,085,228	$5,377,576	$6,680,136	$(2,292,348)	$(3,594,908)
Securities available-for-sale	2,286,682	2,346,864	4,848,607	(60,182)	(2,561,925)
Securities held-to-maturity	2,291,984	2,287,291	2,273,650	4,693	18,334
Loan and leases held for investment,net of deferred fees	25,483,069	25,489,687	25,672,381	(6,618)	(189,312)
Total assets	36,080,778	38,534,064	44,302,981	(2,453,286)	(8,222,203)

Noninterest-bearing deposits	$7,833,608	$7,774,254	$7,030,759	$59,354	$802,849
Total deposits	28,892,407	30,401,769	28,187,561	(1,509,362)	704,846
Borrowings	2,139,498	2,911,322	11,881,712	(771,824)	(9,742,214)
Total liabilities	32,679,344	35,143,299	41,531,504	(2,463,955)	(8,852,160)
Total stockholders' equity	3,401,434	3,390,765	2,771,477	10,669	629,957

Securities

The balance of securities held-to-maturity (“HTM”) remained consistent through the first quarter and totaled $2.3 billion at March 31, 2024. As of March 31, 2024, HTM securities had aggregate unrealized net after-tax losses in AOCI of $175.6 million remaining from the balance established at the time of transfer on June 1, 2022.

Securities available-for-sale (“AFS”) decreased by $60.2 million during the first quarter to $2.3 billion at March 31, 2024. AFS securities had aggregate unrealized net after-tax losses in AOCI of $265.3 million. These AFS unrealized net losses related primarily to changes in overall interest rates and spreads and the resulting impact on valuations.

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Loans and Leases

The following table sets forth the composition, by loan category, of our loan and lease portfolio held for investment, net of deferred fees, as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
Composition of Loans and Leases	2024	2023	2023	2023	2023
	(Dollars in thousands)
Real estate mortgage:
Commercial	$4,902,987	$5,026,497	$3,526,308	$3,610,320	$3,808,751
Multi-family	6,124,404	6,025,179	5,279,659	5,304,544	5,523,320
Other residential	4,949,371	5,060,309	5,228,524	5,373,178	6,075,540
Total real estate mortgage	15,976,762	16,111,985	14,034,491	14,288,042	15,407,611
Real estate construction and land:
Commercial	775,364	759,585	465,266	415,997	910,327
Residential	2,470,340	2,399,684	2,272,271	2,049,526	3,698,113
Total real estate construction and land	3,245,704	3,159,269	2,737,537	2,465,523	4,608,440
Total real estate	19,222,466	19,271,254	16,772,028	16,753,565	20,016,051
Commercial:
Asset-based	2,061,093	2,189,085	2,287,893	2,357,098	2,068,327
Venture capital	1,513,641	1,446,362	1,464,160	1,723,476	2,058,237
Other commercial	2,246,157	2,129,860	1,002,377	1,014,212	1,102,543
Total commercial	5,820,891	5,765,307	4,754,430	5,094,786	5,229,107
Consumer	439,712	453,126	394,488	409,859	427,223
Total loans and leases held for investment, net of deferred fees	$25,483,069	$25,489,687	$21,920,946	$22,258,210	$25,672,381

Total unfunded loan commitments	$5,482,672	$5,578,907	$5,289,221	$5,845,375	$9,776,789

Composition as % of Total	March 31,	December 31,	September 30,	June 30,	March 31,
Loans and Leases	2024	2023	2023	2023	2023
Real estate mortgage:
Commercial	19%	20%	16%	16%	15%
Multi-family	24%	23%	24%	24%	21%
Other residential	19%	20%	24%	24%	24%
Total real estate mortgage	62%	63%	64%	64%	60%
Real estate construction and land:
Commercial	3%	3%	2%	2%	4%
Residential	10%	9%	10%	9%	14%
Total real estate construction and land	13%	12%	12%	11%	18%
Total real estate	75%	75%	76%	75%	78%
Commercial:
Asset-based	8%	9%	10%	11%	8%
Venture capital	6%	6%	7%	8%	8%
Other commercial	9%	8%	5%	4%	4%
Total commercial	23%	23%	22%	23%	20%
Consumer	2%	2%	2%	2%	2%
Total loans and leases held for
investment, net of deferred fees	100%	100%	100%	100%	100%

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Total loans and leases held for investment, net of deferred fees, remained consistent through the first quarter and totaled $25.5 billion at March 31, 2024. Loan fundings were $141.7 million in the first quarter at a weighted-average interest rate of 8.31%.

Deposits and Client Investment Funds

The following table sets forth the composition of our deposits at the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
Composition of Deposits	2024	2023	2023	2023	2023
	(Dollars in thousands)
Noninterest-bearing checking	$7,833,608	$7,774,254	$5,579,033	$6,055,358	$7,030,759
Interest-bearing:
Checking	7,836,097	7,808,764	7,038,808	7,112,807	5,360,622
Money market	5,020,110	6,187,889	5,424,347	5,678,323	8,195,670
Savings	2,016,398	1,997,989	1,441,700	897,277	671,918
Time deposits:
Non-brokered	2,761,836	3,139,270	3,038,005	2,725,265	2,502,914
Brokered	3,424,358	3,493,603	4,076,788	5,428,053	4,425,678
Total time deposits	6,186,194	6,632,873	7,114,793	8,153,318	6,928,592
Total interest-bearing	21,058,799	22,627,515	21,019,648	21,841,725	21,156,802
Total deposits	$28,892,407	$30,401,769	$26,598,681	$27,897,083	$28,187,561

	March 31,	December 31,	September 30,	June 30,	March 31,
Composition as % of Total Deposits	2024	2023	2023	2023	2023

Noninterest-bearing checking	27%	26%	21%	22%	25%
Interest-bearing:
Checking	27%	26%	27%	26%	19%
Money market	17%	20%	20%	20%	29%
Savings	7%	6%	5%	3%	2%
Time deposits:
Non-brokered	10%	10%	12%	10%	9%
Brokered	12%	12%	15%	19%	16%
Total time deposits	22%	22%	27%	29%	25%
Total interest-bearing	73%	74%	79%	78%	75%
Total deposits	100%	100%	100%	100%	100%

Total deposits decreased by $1.5 billion during the first quarter to $28.9 billion at March 31, 2024, due primarily to decreases of $1.2 billion in money market accounts and $377.4 million in non-brokered time deposits.

Noninterest-bearing checking totaled $7.83 billion and represented 27% of total deposits at March 31, 2024, compared to $7.77 billion, or 26% of total deposits, at December 31, 2023.

Uninsured and uncollateralized deposits of $7.1 billion represented 24% of total deposits at March 31, 2024, compared to uninsured and uncollateralized deposits of $7.0 billion or 23% of total deposits at December 31, 2023.

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In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These alternative options include investments managed by BofCal Asset Management Inc. (“BAM”), our registered investment advisor subsidiary, and third-party sweep products. Total off-balance sheet client investment funds were $0.6 billion as of December 31, 2023 and increased to $1.2 billion at March 31, 2024, of which $0.6 billion was managed by BAM.

Borrowings

Borrowings decreased by $771.8 million from $2.9 billion at December 31, 2023, to $2.1 billion at March 31, 2024 due primarily to the paydown of $1.1 billion of the Bank Term Funding Program balance, offset partially by $300 million in FHLB borrowings. We chose to extend the $1.5 billion remaining Bank Term Funding Program balance to March 2025 in order to have the flexibility to pay down or pay off the balance at our discretion as business needs dictate.

Equity

During the first quarter, total stockholders’ equity increased by $10.7 million to $3.4 billion and tangible common equity(1) increased by $18.9 million to $2.5 billion at March 31, 2024. The increase in total stockholders’ equity for the first quarter resulted primarily from net earnings in the first quarter, offset partially by dividends declared and paid.

At March 31, 2024, book value per common share increased to $17.18, compared to $17.12 at December 31, 2023, and tangible book value per common share(1) increased to $15.07, compared to $14.96 at December 31, 2023.

(1)	Non-GAAP measures; refer to section 'Non-GAAP Measures'

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CAPITAL AND LIQUIDITY

Capital ratios remain strong with total risk-based capital at 16.43% and a tier 1 leverage ratio of 9.14% at March 31, 2024.

The following table sets forth our regulatory capital ratios as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
Capital Ratios	2024 (1)	2023	2023	2023	2023

Banc of California, Inc.
Total risk-based capital ratio	16.43%	16.43%	17.83%	17.61%	14.21%
Tier 1 risk-based capital ratio	12.41%	12.44%	13.84%	13.70%	11.15%
Common equity tier 1 capital ratio	10.12%	10.14%	11.23%	11.16%	9.21%
Tier 1 leverage capital ratio	9.14%	9.00%	8.65%	7.76%	8.33%

Banc of California
Total risk-based capital ratio	15.90%	15.75%	16.37%	16.07%	12.94%
Tier 1 risk-based capital ratio	13.37%	13.27%	13.72%	13.48%	10.89%
Common equity tier 1 capital ratio	13.37%	13.27%	13.72%	13.48%	10.89%
Tier 1 leverage capital ratio	9.86%	9.62%	8.57%	7.62%	8.14%

(1)	Capital information for March 31, 2024 is preliminary.

At March 31, 2024, immediately available cash and cash equivalents were $2.9 billion, a decrease of $2.3 billion from December 31, 2023. Combined with total available borrowing capacity of $12.6 billion and unpledged AFS securities of $1.4 billion, total available liquidity was $16.8 billion at the end of the first quarter.

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CREDIT QUALITY

	March 31,	December 31,	September 30,	June 30,	March 31,
Asset Quality Information and Ratios	2024	2023	2023	2023	2023
	(Dollars in thousands)
Delinquent loans and leases held for investment:
30 to 89 days delinquent	$178,594	$113,307	$49,970	$57,428	$144,431
90+ days delinquent	57,595	30,881	77,327	62,322	49,936
Total delinquent loans and leases	$236,189	$144,188	$127,297	$119,750	$194,367

Total delinquent loans and leases to loans and leases held for investment	0.93%	0.57%	0.58%	0.54%	0.76%

Nonperforming assets, excluding loans held for sale:
Nonaccrual loans and leases	$145,981	$62,527	$125,396	$104,886	$87,124
90+ days delinquent loans and still accruing	-	11,750	-	-	-

Total nonperforming loans and leases ("NPLs")	145,981	74,277	125,396	104,886	87,124
Foreclosed assets, net	12,488	7,394	6,829	8,426	2,135
Total nonperforming assets ("NPAs")	$158,469	$81,671	$132,225	$113,312	$89,259

Allowance for loan and lease losses	$291,503	$281,687	$222,297	$219,234	$210,055
Allowance for loan and lease losses to NPLs	199.69%	379.24%	177.28%	209.02%	241.10%
NPLs to loans and leases held for investment	0.57%	0.29%	0.57%	0.47%	0.34%
NPAs to total assets	0.44%	0.21%	0.36%	0.30%	0.20%

At March 31, 2024, total delinquent loans and leases were $236.2 million, compared to $144.2 million at December 31, 2023. The $92.0 million increase in total delinquent loans was due mostly to a $56.8 million increase in commercial real estate mortgage loans that were 30 to 89 days delinquent and a $35.1 million increase in other residential real estate mortgage loans that were 90 or more days delinquent. Total delinquent loans and leases as a percentage of total loans and leases increased to 0.93% at March 31, 2024, as compared to 0.57% at December 31, 2023.

At March 31, 2024, nonperforming assets were $158.5 million, or 0.44% of total assets, compared to $81.7 million, or 0.21% of total assets, as of December 31, 2023.

At March 31, 2024, nonperforming loans were $146.0 million, and included $66.7 million of CRE loans, $61.8 million of other residential loans (mostly Civic), $15.7 million of commercial and industrial loans, $1.0 million of multi-family loans, and $0.8 million of consumer loans. During the first quarter, nonperforming loans increased by $71.7 million due to additions of $90.9 million, offset partially by borrowers that became current of $12.8 million, payoffs and paydowns of $5.0 million, and net charge-offs of $1.4 million.

Nonperforming loans and leases as a percentage of total loans and leases increased to 0.57% at March 31, 2024 compared to 0.29% at December 31, 2023. Four CRE credits drove the majority of the increase to nonperforming loans during the period, which included 3 office properties and 1 retail property. Specific reserves were established for two office properties which contributed to the increase in the provision. The legacy Civic portfolio also contributed to the increase in both delinquencies and nonperforming loans. The nonperforming loan increase was driven mainly by the four CRE properties which represented 60% of the increase, Civic represented 29% of the increase, and SFR/consumer loans represented 7% of the increase.

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At March 31, 2024, nonperforming assets included $12.5 million of other real estate owned, consisting entirely of single-family residences.

ALLOWANCE FOR CREDIT LOSSES - LOANS

	Three Months Ended
	March 31,	December 31,		March 31,
Allowance for Credit Losses - Loans	2024	2023		2023
	(Dollars in thousands)
Allowance for loan and lease losses
("ALLL"):
Balance at beginning of period	$281,687	$222,297		$200,732
Initial ALLL on acquired PCD loans	-	25,623		-
Charge-offs	(5,014)	(14,628)		(10,397)
Recoveries	3,830	1,395		1,220
Net charge-offs	(1,184)	(13,233)		(9,177)
Provision for loan losses	11,000	47,000	(1)	18,500
Balance at end of period	$291,503	$281,687		$210,055

Reserve for unfunded loan commitments
("RUC"):
Balance at beginning of period	$29,571	$29,571		$91,071
(Negative provision) provision for credit losses	(1,000)	-		(15,500)
Balance at end of period	$28,571	$29,571		$75,571

Allowance for credit losses ("ACL") -
Loans:
Balance at beginning of period	$311,258	$251,868		$291,803
Initial ALLL on acquired PCD loans	-	25,623		-
Charge-offs	(5,014)	(14,628)		(10,397)
Recoveries	3,830	1,395		1,220
Net charge-offs	(1,184)	(13,233)		(9,177)
Provision for credit losses	10,000	47,000		3,000
Balance at end of period	$320,074	$311,258		$285,626

ALLL to loans and leases held for investment	1.14%	1.11%		0.82%
ACL to loans and leases held for investment	1.26%	1.22%		1.11%
ACL to NPLs	219.26%	419.05%		327.84%
ACL to NPAs	201.98%	381.11%		320.00%
Annualized net charge-offs to average loans and leases	0.02%	0.22%		0.13%

(1)	Includes $22.2 million initial provision related to non-PCD loans acquired during the period.

The allowance for credit losses, which includes the reserve for unfunded loan commitments, totaled $320.1 million, or 1.26% of total loans and leases, at March 31, 2024, compared to $311.3 million, or 1.22% of total loans and leases, at December 31, 2023. The $8.8 million increase in the allowance was due to a $10.0 million provision, offset partially by net charge-offs of $1.2 million. The ACL coverage of nonperforming loans was 219% at March 31, 2024 compared to 419% at December 31, 2023.

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Net charge-offs were 0.02% of average loans and leases (annualized) for the first quarter, compared to 0.22% for the fourth quarter. The decrease in net charge-offs in the first quarter was due primarily to $5.3 million of charge-offs related to the transfer of Civic loans to held for sale in the fourth quarter.

Conference Call

The Company will host a conference call to discuss its first quarter 2024 financial results at 10:00 a.m. Pacific Time (PT) on Tuesday, April 23, 2024. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code 1537279. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 4374649.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $36 billion in assets and the parent company of Banc of California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small-, middle-market, and venture-backed businesses. Banc of California is the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through more than 90 full-service branches throughout California and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. The bank also provides full-stack payment processing solutions through its subsidiary, Deepstack Technologies, and serves the Community Association Management industry nationwide with its technology-forward platform, SmartStreet™. The bank is committed to its local communities by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

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Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future changes in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the realization of deferred tax assets, the availability and cost of capital and liquidity, and the impacts of continuing inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; and in the case of our recent acquisition of PacWest Bancorp (“PacWest”), reputational risk, regulatory risk and potential adverse reactions of the Company's or PacWest's customers, suppliers, vendors, employees or other business partners; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, which may result in significant changes in valuation; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general depositor and investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xix) our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xx) the risk that we may incur significant losses on future asset sales; and (xxi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in this press release and from time to time in other documents that we file with or furnish to the SEC.

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Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
William Black, (919) 597-7466

Media Contact:
Debora Vrana, Banc of California
(213) 999-4141
Deb.Vrana@bancofcal.com
Source: Banc of California, Inc

14

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
	(Dollars in thousands)
ASSETS:
Cash and due from banks	$199,922	$202,427	$182,261	$208,300	$218,830
Interest-earning deposits in financial institutions	2,885,306	5,175,149	5,887,406	6,489,847	6,461,306
Total cash and cash equivalents	3,085,228	5,377,576	6,069,667	6,698,147	6,680,136

Securities available-for-sale	2,286,682	2,346,864	4,487,172	4,708,519	4,848,607
Securities held-to-maturity	2,291,984	2,287,291	2,282,586	2,278,202	2,273,650
FRB and FHLB stock	129,314	126,346	17,250	17,250	147,150
Total investment securities	4,707,980	4,760,501	6,787,008	7,003,971	7,269,407

Loans held for sale	80,752	122,757	188,866	478,146	2,796,208

Gross loans and leases held for investment	25,527,075	25,534,730	21,969,789	22,311,292	25,770,912
Deferred fees, net	(44,006)	(45,043)	(48,843)	(53,082)	(98,531)
Total loans and leases held for investment, net of deferred fees	25,483,069	25,489,687	21,920,946	22,258,210	25,672,381
Allowance for loan and lease losses	(291,503)	(281,687)	(222,297)	(219,234)	(210,055)
Total loans and leases held for investment, net	25,191,566	25,208,000	21,698,649	22,038,976	25,462,326

Equipment leased to others under operating leases	339,925	344,325	352,330	380,022	399,972
Premises and equipment, net	144,912	146,798	50,236	57,078	60,358
Bank owned life insurance	341,806	339,643	207,946	206,812	207,402
Goodwill	198,627	198,627	-	-	-
Intangible assets, net	157,226	165,477	24,192	26,581	28,970
Deferred tax asset, net	738,373	739,111	506,248	426,304	342,557
Other assets	1,094,383	1,131,249	992,691	1,021,213	1,055,645
Total assets	$36,080,778	$38,534,064	$36,877,833	$38,337,250	$44,302,981

LIABILITIES:
Noninterest-bearing deposits	$7,833,608	$7,774,254	$5,579,033	$6,055,358	$7,030,759
Interest-bearing deposits	21,058,799	22,627,515	21,019,648	21,841,725	21,156,802
Total deposits	28,892,407	30,401,769	26,598,681	27,897,083	28,187,561
Borrowings	2,139,498	2,911,322	6,294,525	6,357,338	11,881,712
Subordinated debt	937,717	936,599	870,896	870,378	868,815
Accrued interest payable and other liabilities	709,722	893,609	714,454	679,256	593,416
Total liabilities	32,679,344	35,143,299	34,478,556	35,804,055	41,531,504

STOCKHOLDERS' EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Common stock	1,583	1,577	1,231	1,233	1,232
Class B non-voting common stock	5	5	-	-	-
Non-voting common stock equivalents	101	108	-	-	-
Additional paid-in-capital	3,827,777	3,840,974	2,798,611	2,799,357	2,792,536
Retained (deficit) earnings	(490,112)	(518,301)	(25,399)	7,892	215,253
Accumulated other comprehensive loss, net	(436,436)	(432,114)	(873,682)	(773,803)	(736,060)
Total stockholders’ equity	3,401,434	3,390,765	2,399,277	2,533,195	2,771,477
Total liabilities and stockholders’ equity	$36,080,778	$38,534,064	$36,877,833	$38,337,250	$44,302,981

Common shares outstanding (1)	169,013,629	168,959,063	78,806,969	78,939,024	78,988,424

(1)	Common shares outstanding include non-voting common equivalents that are participating securities.

15

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)
	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$395,511	$346,308	$430,685
Investment securities	34,303	41,280	44,237
Deposits in financial institutions	58,936	79,652	42,866
Total interest income	488,750	467,240	517,788
Interest expense:
Deposits	194,807	207,760	155,892
Borrowings	38,124	92,474	69,122
Subordinated debt	16,671	15,955	13,502
Total interest expense	249,602	316,189	238,516
Net interest income	239,148	151,051	279,272
Provision for credit losses	10,000	47,000	3,000
Net interest income after provision for credit losses	229,148	104,051	276,272
Noninterest income:
Service charges on deposit accounts	4,705	4,562	3,573
Other commissions and fees	8,142	8,860	10,344
Leased equipment income	11,716	12,369	13,857
(Loss) gain on sale of loans and leases	(448)	(3,526)	2,962
Loss on sale of securities	-	(442,413)	-
Dividends and gains (losses) on equity investments	3,068	8,138	1,098
Warrant income (loss)	178	(173)	(333)
LOCOM HFS adjustment	330	3,175	-
Other income	6,125	8,606	4,890
Total noninterest income (loss)	33,816	(400,402)	36,391
Noninterest expense:
Compensation	92,236	89,354	88,476
Occupancy	17,968	15,925	15,067
Information technology and data processing	15,418	13,099	12,979
Other professional services	5,075	2,980	6,073
Insurance and assessments	20,461	60,016	11,717
Intangible asset amortization	8,404	4,230	2,411
Leased equipment depreciation	7,520	7,447	9,375
Acquisition, integration and reorganization costs	-	111,800	8,514
Customer related expense	30,919	45,826	24,005
Loan expense	4,491	4,446	6,524
Goodwill impairment	-	-	1,376,736
Other expense	8,026	8,515	11,126
Total noninterest expense	210,518	363,638	1,573,003
Earnings (loss) before income taxes	52,446	(659,989)	(1,260,340)
Income tax expense (benefit)	14,310	(177,034)	(64,916)
Net earnings (loss)	38,136	(482,955)	(1,195,424)
Preferred stock dividends	9,947	9,947	9,947
Net earnings (loss) available to common and equivalent stockholders	$28,189	$(492,902)	$(1,205,371)

Basic and diluted earnings (loss) per common share (1)	$0.17	$(4.55)	$(15.56)
Basic and diluted weighted average number of common shares outstanding (1)	168,972	108,290	77,468

(1)	Common shares include non-voting common equivalents that are participating securities.

16

BANC OF CALIFORNIA, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)
	Three Months Ended
	March 31,	December 31,	March 31,
Profitability and Other Ratios	2024	2023	2023
Return on average assets ("ROAA")(1)	0.41%	(5.09)%	(11.34)%
Adjusted ROAA (1)(2)	0.45%	(0.56)%	0.85%
Return on average equity (1)	4.52%	(68.49)%	(121.24)%
Return on average tangible common equity (1)(2)	5.45%	(87.95)%	14.45%
Dividend payout ratio (3)	58.82%	(2.42)%	(1.61)%
Average yield on loans and leases (1)	6.23%	5.82%	6.14%
Average yield on interest-earning assets (1)	5.68%	5.23%	5.35%
Average cost of interest-bearing deposits (1)	3.60%	3.80%	2.91%
Average total cost of deposits (1)	2.66%	2.94%	1.98%
Average cost of interest-bearing liabilities (1)	3.92%	4.51%	3.47%
Average total cost of funds (1)	3.02%	3.68%	2.54%
Net interest spread	1.76%	0.72%	1.88%
Net interest margin (1)	2.78%	1.69%	2.89%
Noninterest income to total revenue (4)	12.39%	160.58%	11.53%
Adjusted noninterest income to adjusted total revenue (2)(4)	12.39%	21.76%	11.53%
Noninterest expense to average total assets (1)	2.26%	3.83%	14.92%
Adjusted noninterest expense to average total assets (1)(2)	2.20%	2.31%	1.78%
Average loans and leases to average deposits	86.65%	84.34%	89.39%
Average investment securities to average total assets	12.58%	16.01%	16.81%
Average stockholders' equity to average total assets	9.03%	7.43%	9.35%

(1)	Annualized.
(2)	Non-GAAP measure.
(3)	Ratio calculated by dividing dividends declared per common and equivalent share by basic earnings per common and equivalent share.
(4)	Total revenue equals the sum of net interest income and noninterest income.

17

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)
	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and
leases (1)(2)(3)	$25,518,700	$395,511	6.23%	$23,608,246	$346,308	5.82%	$28,583,265	$433,029	6.14%
Investment securities	4,721,556	34,303	2.92%	6,024,737	41,280	2.72%	7,191,362	44,237	2.49%
Deposits in financial institutions	4,374,968	58,936	5.42%	5,791,739	79,652	5.46%	3,682,228	42,866	4.72%
Total interest-earning assets (1)	34,615,224	488,750	5.68%	35,424,722	467,240	5.23%	39,456,855	520,132	5.35%
Other assets	2,925,563			2,215,665			3,311,859
Total assets	$37,540,787			$37,640,387			$42,768,714

Liabilities and
Stockholders' Equity:
Interest checking	$7,883,177	61,549	3.14%	$7,296,234	60,743	3.30%	$7,089,102	55,957	3.20%
Money market	5,737,837	41,351	2.90%	5,758,074	44,279	3.05%	8,932,059	56,224	2.55%
Savings	2,036,129	18,030	3.56%	1,696,222	16,446	3.85%	597,287	599	0.41%
Time	6,108,321	73,877	4.86%	6,915,504	86,292	4.95%	5,123,955	43,112	3.41%
Total interest-bearing deposits	21,765,464	194,807	3.60%	21,666,034	207,760	3.80%	21,742,403	155,892	2.91%
Borrowings	2,892,406	38,124	5.30%	5,229,425	92,474	7.02%	5,289,429	69,122	5.30%
Subordinated debt	937,005	16,671	7.16%	894,219	15,955	7.08%	867,637	13,502	6.31%
Total interest-bearing liabilities	25,594,875	249,602	3.92%	27,789,678	316,189	4.51%	27,899,469	238,516	3.47%
Noninterest-bearing demand deposits	7,685,027			6,326,511			10,233,434
Other liabilities	870,273			726,414			637,124
Total liabilities	34,150,175			34,842,603			38,770,027
Stockholders' equity	3,390,612			2,797,784			3,998,687
Total liabilities and stockholders' equity	$37,540,787			$37,640,387			$42,768,714
Net interest income (1)		$239,148			$151,051			$281,616
Net interest spread (1)			1.76%			0.72%			1.88%
Net interest margin (1)			2.78%			1.69%			2.89%

Total deposits (4)	$29,450,491	$194,807	2.66%	$27,992,545	$207,760	2.94%	$31,975,837	$155,892	1.98%
Total funds (5)	$33,279,902	$249,602	3.02%	$34,116,189	$316,189	3.68%	$38,132,903	$238,516	2.54%

(1)	Tax equivalent.
(2)
Includes net loan discount accretion of $32.5 million and $15.7 million for the three months ended March 31, 2024
December 31, 2023 and net loan premium amortization of $2.8 million for the three months ended March 31, 2023.

(3)
Includes tax-equivalent adjustments of $0.0 million, $0.0 million, and $2.3 million for the three months ended March 31, 2024,
December 31, 2023, and March 31, 2023 related to tax-exempt income on loans.
The federal statutory tax rate utilized was 21%.

(4)
Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits.  The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.

(5)
Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

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BANC OF CALIFORNIA, INC.

NON-GAAP MEASURES

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.

Tangible assets, tangible equity, tangible common equity, tangible common equity to tangible assets, tangible book value per common share, return on average tangible common equity, adjusted return on average tangible common equity, adjusted noninterest income, adjusted noninterest expense, adjusted noninterest income to adjusted total revenue, adjusted noninterest expense to average total assets, adjusted net earnings (loss) available to common stockholders, adjusted diluted earnings (loss) per diluted common share, and adjusted return on average assets (“ROAA”) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.

Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total stockholders’ equity. Tangible common equity is calculated by subtracting preferred stock, as applicable, from tangible equity. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and goodwill impairment, by average tangible common equity. Adjusted return on average tangible common equity is calculated by dividing adjusted net earnings available to common stockholders, after adjustment for amortization of intangible assets, goodwill impairment, and any unusual one-time items, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.

Adjusted net earnings (loss) is calculated by adjusting net earnings (loss) by unusual, one-time items. ROAA is calculated by dividing annualized net earnings (loss) by average assets. Adjusted ROAA is calculated by dividing annualized adjusted net earnings (loss) by average assets.

Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

19

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
Tangible Common Equity to
Tangible Assets and Tangible	March 31,	December 31,	September 30,	June 30,	March 31,
Book Value Per Common Share	2024	2023	2023	2023	2023
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$3,401,434	$3,390,765	$2,399,277	$2,533,195	$2,771,477
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	2,902,918	2,892,249	1,900,761	2,034,679	2,272,961
Less: Goodwill and Intangible assets	355,853	364,104	24,192	26,581	28,970
Tangible common equity	$2,547,065	$2,528,145	$1,876,569	$2,008,098	$2,243,991

Total assets	$36,080,778	$38,534,064	$36,877,833	$38,337,250	$44,302,981
Less: Goodwill and Intangible assets	355,853	364,104	24,192	26,581	28,970
Tangible assets	$35,724,925	$38,169,960	$36,853,641	$38,310,669	$44,274,011

Total stockholders' equity to total assets	9.43%	8.80%	6.51%	6.61%	6.26%
Tangible common equity to tangible assets	7.13%	6.62%	5.09%	5.24%	5.07%
Book value per common share (1)	$17.18	$17.12	$24.12	$25.78	$28.78
Tangible book value per common share (2)	$15.07	$14.96	$23.81	$25.44	$28.41
Common shares outstanding (3)	169,013,629	168,959,063	78,806,969	78,939,024	78,988,424

(1)	Total common equity divided by common shares outstanding.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Common shares outstanding include non-voting common equivalents that are participating securities.

20

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
Return on Average Tangible	Three Months Ended
Common Equity ("ROATCE")	March 31,	December 31,	March 31,
and Adjusted ROATCE	2024	2023	2023
	(Dollars in thousands)
Net earnings (loss)	$38,136	$(482,955)	$(1,195,424)

Earnings (loss) before income taxes	$52,446	$(659,989)	$(1,260,340)
Add: Intangible asset amortization	8,404	4,230	2,411
Add: Goodwill impairment	-	-	1,376,736
Adjusted earnings (loss) before income taxes used for ROATCE	60,850	(655,759)	118,807
Adjusted income tax expense (1)	16,612	(175,743)	33,741
Adjusted net earnings (loss) for ROATCE	44,238	(480,016)	85,066
Less: Preferred stock dividends	9,947	9,947	9,947
Adjusted net earnings (loss) available to common and equivalent stockholdersfor ROATCE	$34,291	$(489,963)	$75,119

Adjusted earnings (loss) before income taxes used for ROATCE	$60,850	$(655,759)	$118,807
Add: FDIC special assessment	4,814	32,746	-
Add: Loss on sale of securities	-	442,413	-
Add: Acquisition, integration, and reorganization costs	-	111,800	8,514
Adjusted earnings (loss) before income taxes used for adjusted ROATCE	65,664	(68,800)	127,321
Adjusted income tax expense (1)	17,926	(18,438)	36,159
Adjusted net earnings (loss) for adjusted ROATCE	47,738	(50,362)	91,162
Less: Preferred stock dividends	9,947	9,947	9,947
Adjusted net earnings (loss) available to common and equivalent stockholders for adjusted ROATCE	$37,791	$(60,309)	$81,215

Average stockholders' equity	$3,390,612	$2,797,784	$3,998,687
Less: Average intangible assets	360,680	89,041	1,391,857
Less: Average preferred stock	498,516	498,516	498,516
Average tangible common equity	$2,531,416	$2,210,227	$2,108,314

Return on average equity (2)	4.52%	(68.49)%	(121.24)%
ROATCE (3)	5.45%	(87.95)%	14.45%
Adjusted ROATCE (4)	6.00%	(10.83)%	15.62%

(1)
Effective tax rates of 27.3% and 26.8% used for the three months ended March 31, 2024 and December 31, 2023. Adjusted effective tax rate of 28.4% used to normalize the effect of goodwill impairment for the three months ended March 31, 2023.

(2)	Annualized net earnings (loss) divided by average stockholders' equity.
(3)	Annualized adjusted net earnings (loss) available to common and equivalent stockholders for ROATCE divided by average tangible common equity.
(4)	Annualized adjusted net earnings (loss) available to common and equivalent stockholders for adjusted ROATCE divided by average tangible common equity.

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BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
Adjusted Net Earnings, Net Earnings	Three Months Ended
Available to Common and Equivalent	March 31,	December 31,	March 31,
Stockholders, Diluted EPS, and ROAA	2024	2023	2023
	(In thousands, except per share amounts)
Net earnings (loss)	$38,136	$(482,955)	$(1,195,424)

Earnings (loss) before income taxes	$52,446	$(659,989)	$(1,260,340)
Add: FDIC special assessment	4,814	32,746	-
Add: Loss on sale of securities	-	442,413	-
Add: Acquisition, integration, and reorganization costs	-	111,800	8,514
Add: Goodwill impairment	-	-	1,376,736
Adjusted (loss) earnings before income taxes	57,260	(73,030)	124,910
Adjusted income tax expense (1)	15,632	(19,572)	35,474
Adjusted net earnings (loss)	41,628	(53,458)	89,436
Less: Preferred stock dividends	(9,947)	(9,947)	(9,947)
Adjusted net earnings (loss) available to common and equivalent stockholders	$31,681	$(63,405)	$79,489

Weighted average common shares outstanding	168,972	108,290	77,468
Diluted earnings (loss) per common share	$0.17	$(4.55)	$(15.56)
Adjusted diluted earnings (loss) per common share (2)	$0.19	$(0.59)	$1.03

Average total assets	$37,540,787	$37,640,387	$42,768,714
Return on average assets ("ROAA") (3)	0.41%	(5.09)%	(11.34)%
Adjusted ROAA (4)	0.45%	(0.56)%	0.85%

(1)
Effective tax rates of 27.3% and 26.8% used for the three months ended March 31, 2024 and December 31, 2023. Adjusted effective tax rate of 28.4% used to normalize the effect of goodwill impairment for the three months ended March 31, 2023.

(2)	Adjusted net earnings (loss) available to common and equivalent stockholders divided by weighted average common shares outstanding.
(3)	Annualized net earnings (loss) divided by average assets.
(4)	Annualized adjusted net earnings (loss) divided by average assets.

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BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
Adjusted Noninterest Income to	Three Months Ended
Adjusted Total Revenue and Adjusted	March 31,	December 31,	March 31,
Noninterest Expense to Average Assets	2024	2023	2023
	(Dollars in thousands)
Net interest income	$239,148	$151,051	$279,272
Noninterest income (loss)	33,816	(400,402)	36,391
Total revenue	$272,964	$(249,351)	$315,663

Noninterest income (loss)	$33,816	$(400,402)	$36,391
Add: Loss on sale of securities	-	442,413	-
Adjusted noninterest income	33,816	42,011	36,391
Net interest income	239,148	151,051	279,272
Adjusted total revenue	$272,964	$193,062	$315,663

Noninterest expense	$210,518	$363,638	$1,573,003
Less: FDIC special assessment	(4,814)	(32,746)	-
Less: Acquisition, integration, and reorganization costs	-	(111,800)	(8,514)
Less: Goodwill impairment	-	-	(1,376,736)
Adjusted noninterest expense	$205,704	$219,092	$187,753

Average total assets	$37,540,787	$37,640,387	$42,768,714

Noninterest income (loss) to total revenue	12.39%	160.58%	11.53%
Adjusted noninterest income to adjusted total revenue	12.39%	21.76%	11.53%
Noninterest expense to average total assets	2.26%	3.83%	14.92%
Adjusted noninterest expense to average total assets	2.20%	2.31%	1.78%

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